UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2010

RENHUANG PHARMACEUTICALS, INC.
(Exact name of Registrant as Specified in its Charter)

Nevada	0-24512	84-1273503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 281, Taiping Road, Taiping District
Harbin, Heilongjiang Province, 150050
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:  86-451-5762-0378

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On July 8, 2010, Renhuang Pharmaceuticals, Inc. (the “Company”) executed an Acquisition Agreement (the “Agreeement”) with Yichun Red Star Forest Bureau of Heilongjiang Province (the “Forest Bureau”) for indefinite exclusive access to 100,000 acres of wild Siberian Ginseng in Heilongjiang Province. Siberian Ginseng is a plant with medically-established anti-depressant and mood regulation qualities and is also an active ingredient in the Company’s market-leading line of all-natural anti-depressant medications. Under the terms of the Agreement, Renhuang will be granted permanent exclusive rights to purchase the wild Siberian Ginseng grown on 100,000 acres.  The Siberian Ginseng plant yield is expected to amount to an estimated 500 tons annually. The Siberian Ginseng fields will be maintained and harvested by personnel supervised by the Forest Bureau and the Company will pay a lower than prevailing fair market price for the Siberian Ginseng harvested. Renhuang will be responsible for continued maintenance and protection of wild resources to make this area a professional Siberian Ginseng base. In addition to generating income for the Forest Bureau, this resource base will provide employment opportunities for local farmers.

Additional information regarding the foregoing changes is contained in the Acquisition Agreement attached hereto as Exhibit 10.6 and the press release attached hereto as Exhibit 991.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	EXHIBITS.

10.6	Acquisition Agreement, with Yichun Red Star Forest Bureau, of Acanthopanax Resources
99.1	Press Release dated July 8, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RENHUANG PHARMACEUTICALS, INC.

Date: July 14, 2010	By:	/s/ Shaoming Li
Shaoming Li
Chief Executive Officer